Exhibit (p)(1)

THIRD AVENUE TRUST

THIRD AVENUE VARIABLE SERIES TRUST

(each, a “Trust” and together, the “Trusts”)

CODE OF ETHICS

I.	Legal Requirement.

Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the “1940 Act”), makes it unlawful for (i) any (a) affiliated person of or (b) principal underwriter for a Fund, or (ii) any affiliated person of (a) an investment adviser, (b) sub-adviser of or (c) principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a “Security Held or to be Acquired” (as defined below) by a series of a Trust (each a “Fund” and collectively, the “Funds”) to:

1.	Employ any device, scheme or artifice to defraud a Fund or a Trust;

2.	Make any untrue statement of a material fact to a Fund or a Trust or omit to state a material fact necessary in order to make the statements made to a Fund or a Trust, in light of the circumstances under which they are made, not misleading;

3.	Engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on a Fund or a Trust; or

4.	Engage in any manipulative practice with respect to a Fund or a Trust.

II.	Purpose of the Code of Ethics.

Each Trust expects that the individuals covered by the provisions of this code will conduct their personal investment activities in accordance with (1) the duty at all times to place the interests of the Trust’s shareholders first, (2) the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility, and (3) the fundamental standard that investment company personnel should not take inappropriate advantage of their positions.

The Boards of Trustees(the “Board”) have determined to adopt this Code of Ethics on behalf of each Trust to comply with Rule 17j-1 under the 1940 Act and specify a code of conduct for certain types of personal securities transactions which might involve conflicts of interest or an appearance of impropriety, and to establish reporting requirements and enforcement procedures. The Board has adopted this Code of Ethics with the understanding that most “Access Persons” (defined below) will be subject to the requirements of another code of ethics due to their employment or other relationship with, among others, an investment adviser, sub-adviser or principal underwriter. It is anticipated that only those trustees who are not “interested persons” of the Trust (“Independent Trustees,” and each an “Independent Trustee”), officers not reporting under another compliant code of ethics and certain persons designated by the Board will be required to report under this Code of Ethics.

III.	Definitions.

A.	“Access Person” means

1.	Any Advisory Person of a Fund or of a Fund’s investment adviser. If an investment adviser’s or sub-adviser’s primary business is advising Funds or other advisory clients, all of the investment adviser’s or sub-adviser’s directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser or sub-adviser. The Trustees and officers of the Trust are presumed to be Access Persons of the Trust and each of its Funds; or

2.	Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

B.	“Advisory Person” of a Fund or of a Fund’s investment adviser or sub-adviser means:

1.	Any director, trustee, officer, general partner or employee of the Trust, a Fund or investment adviser or sub-adviser (or of any company in a control relationship to the Trust, a Fund or investment adviser or sub-adviser) who, in connection with his or her regular functions or duties, makes, participates, in or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

2.	Any natural person in a control relationship to the Fund or investment adviser or sub-adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

C.	“Beneficial ownership” or “beneficially own” each shall be as defined in, and interpreted in the same manner as it would be in determining whether a person is subject to the provisions of, Section 16 of the Securities Exchange Act of 1934, as amended (“1934 Act”) and the rules and regulations promulgated thereunder. You will be treated as the “beneficial owner” of a security under this policy if you have a direct or indirect pecuniary interest in the security. A direct pecuniary interest is the opportunity, directly or indirectly, to profit, or to share the profit, from the transaction. An indirect pecuniary interest is any nondirect financial interest, including:

1.	securities which a person holds for his or her own benefit either in bearer form, registered in his or her own name or otherwise regardless of whether the securities are owned individually or jointly;

2.	securities held in the name of a member of his or her immediate family (spouse, minor child and adults) sharing the same household;

3.	securities held by a trustee, executor, administrator, custodian or broker;

4.	securities owned by a general partnership of which the person is a member or a limited partnership of which such person is a general partner;

5.	securities held by a corporation which can be regarded as a personal holding company of a person; and

6.	securities recently purchased by a person and awaiting transfer into his or her name.

D.	“Board Designated Reporting Person” or “BDRP” means a natural person who is not subject to the Code of Ethics but has been designated by the Board to be subject to the Code of Ethics because such person is in a contractual relationship with the Trust and may obtain information concerning recommendations made to a Fund with regard to the purchase or sale of Covered Securities by a Fund. The Board shall designate each BDRP by a duly adopted resolution that identifies such BDRP and the extent of reporting required by such BDRP. Each BDRP and their reporting requirements under this Code shall be set forth on Exhibit D hereto.

E.	“Control” has the same meaning as in section 2(a)(9) of the 1940 Act.

F.	“Covered Security” includes the following as defined in Section (2)(a)(36) of the 1940 Act, as well as any put, call, straddle, option or privilege on any of the following securities (including any interest therein or based on the value thereof), and any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the following securities:

Notes	Collateral-trust certificates
Stocks	Preorganization certificates or subscriptions
Treasury stocks	Transferable shares
Security futures	Investment contracts
Bonds	Voting trust-certificates
Debentures	Certificates of deposit for a security
Evidences of indebtedness	Fractional undivided interests in oil, gas, or other mineral rights
Certificates of interest or participations in any profit-sharing agreements	Puts, calls, straddles, options, or privileges entered into on a national securities exchange relating to foreign currency

The following securities are excluded from the definition of “Covered Security”:

Mutual fund shares, Exchange Traded Funds (“ETF”) and Exchange Traded Notes (“ETN”), including puts, calls, straddles and options thereon that track a broad based securities index (such as the S&P 500).

Securities traded in an account or through a transaction over which you have no control
U.S. Government obligations	Securities acquired through an automatic dividend reinvestment plan
Bankers’ acceptances	Securities acquired through a rights offering from the issuer of the rights
Bank certificates of deposits	High quality, short-term debt instruments, including repurchase agreements
Commercial paper	Securities traded in a De Minimis Transaction of less than $25,000 (excluding customary brokerage commissions)
Large cap securities issued by any company included in the S&P 500, including puts, calls, straddles and options thereon.

G.	An “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (“1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

H.	“Investment Personnel” of a Fund or a Fund’s investment adviser or sub-adviser means:

1.	Any employee of the Trust, a Fund, investment adviser or sub-adviser (or of any company in a control relationship to the Trust, investment adviser or sub-adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund.

2.	Any natural person who controls a Fund, the Trust or investment adviser and who obtains information concerning recommendations made to a Fund or the Trust regarding the purchase or sale of securities by a Fund or the Trust.

I.	A “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

J.	“Purchase or Sale of a Covered Security” includes the writing of an option to purchase or sell a Covered Security.

K.	“Security Held or to be Acquired” by a Fund means:

1.	Any Covered Security which, within the most recent 15 days:

1.	Is or has been held by a Fund, or

2.	is being or has been considered by a Fund or its investment adviser or sub-adviser for purchase by the Fund; and

2.	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security which, within the most recent 15 days:

1.	Is or has been held by a Fund, or

2.	is being or has been considered by a Fund, its investment adviser or sub-adviser for purchase by the Fund.

L.	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

IV.	Policies of the Trust Regarding Personal Securities Transactions.

A.	General Policy.

No Access Person of the Trust shall engage in any act, practice or course of business that would violate the provisions of Rule 17j-1(b) set forth above, or in connection with any personal investment activity, engage in conduct inconsistent with this Code of Ethics.

B.	Specific Policies.

1.	Pre-clearance requirements for Trust Officers.

1.	Trust officers, with the exception of the officers who report under another compliance code of ethics that requires pre-clearance, are required to pre-clear personal securities transactions. Pre-clearance must be obtained using the form included as Exhibit E hereto (i) from the Trust Chief Compliance Officer (the “Trust CCO”) or, (ii) from another Trust officer with respect to preclearance of the Trust’s CCO’s personal securities transactions or in the event the Trust’s CCO is not available at the time a preclearance request is made by a Trust Officer. Such pre-clearance must be obtained before a Trust officer or a member of a Trust officer’s immediate family with whom the Trust officer resides buys or sells (a “trade”) a Covered Security identified in III. F. above.

b.	Any trade of a Covered Security requiring pre-clearance as described in IV.B.1.a. must be completed within seven (7) trading days of obtaining pre-clearance.

2.	Restrictions on Personal Securities Transactions By Investment Personnel of a Fund.

a.	Investment Personnel of a Fund or its investment adviser or sub-adviser must obtain approval from the Trust’s, the investment adviser’s or the sub-adviser’s Chief Compliance Officer, as appropriate, before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

A written authorization for such security transaction will be provided by the Trust’s, the investment adviser’s or the sub-adviser’s Chief Compliance Officer, as the case may be, to the person receiving the authorization (if granted). A record of any decision to approve the acquisition by Investment Personnel of Initial Public Offerings or Limited Offerings shall be made by the Trust’s, the investment adviser’s or the sub-adviser’s Chief Compliance Officer, as the case may be.

b.	Pre-clearance approval under paragraph (a) will expire at the close of business on the seventh trading day after the date on which oral authorization is received, or lesser period if acceptable to the Board of Trustees and the Trust CCO. The Investment Personnel is required to renew clearance for the transaction if the trade is not completed before the authority expires.

3.	Access Persons who are not Trust Officers or Investment Personnel are not required to pre-clear under the Code.

V.	Procedures.

In order to provide the Trust with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons, each Access Person of the Trust:

(NOTE: Independent Trustees and BDRPs subject to Independent Trustee reporting requirements are subject to less stringent reporting requirements pursuant to paragraph E. of this section)1

A.

Will submit to the Trust’s CCO an Initial Holdings Report in the form attached hereto as Exhibit A that lists all Covered Securities beneficially owned by the Access Person except as stated below.

The Initial Holdings Report must be submitted within ten (10) days of becoming an Access Person and must contain information current as of a date no more than forty-five (45) days prior to becoming an Access Person. The Initial Holdings Report must include the title of each security, the number of shares held, and the principal amount of the security as well as a list of any securities accounts maintained with any broker, dealer or bank.

1 In conformance with the no-action position of the staff of the Securities and Exchange Commission, the Board of Trustees may, upon a duly adopted resolution of the Board, permit a Trustee of the Trust who is an “interested person” of the Trust (as defined in the 1940 Act) to follow the reporting requirements for Independent Trustees under Section V.E. of this Code. Mackenzie Investment Management et al. SEC Staff No-Action Letter (Aug. 8, 2000).

B.	Will also submit to the Trust’s CCO an Annual Holdings Report attached hereto as Exhibit A no later than forty-five (45) days after the end of the calendar year. Except as stated below, the Annual Holdings Report must list all Covered Securities beneficially owned by the Access Person, the title of each security, the number of shares held, and the principal amount of the security, as well as a list of any securities accounts maintained with any broker, dealer or bank.

C.	Shall direct his or her broker or brokers to supply to the Trust’s CCO, on a timely basis, duplicate copies of confirmations of all securities transactions in which the person has, or by reason of such transaction acquires any direct or indirect beneficial ownership and copies of periodic statements for all securities accounts.

D.

Except as stated in the following paragraph, shall submit reports in the form attached hereto as Exhibit B to the Trust’s CCO, showing all transactions in Covered Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any Covered Securities were held for the direct or indirect beneficial interest of the Access Person. Such reports shall be filed no later than thirty (30) days after the end of each calendar quarter.

An Access Person of the Trust need not make a quarterly transaction report under this paragraph with respect to transactions effected pursuant to an Automatic Investment Plan or if all of the information required by this paragraph V.D. is contained in the brokerage confirmations or account statements required to be submitted under paragraph V.C. and is received by the Trust’s CCO in the time period stated above.

E.	Each Independent Trustee need not make an initial or annual holdings report under paragraphs A or B of this Section V. In addition, an Independent Trustee is not required to provide statements or confirmations under paragraph C of this Section V. Each Independent Trustee shall submit the same quarterly report as required under paragraph V.D. to the Trust’s CCO, BUT ONLY for a transaction in a Covered Security (except as stated below in V.F.) where such individual knew or, in the ordinary course of fulfilling his or her official duties, should have known that during the fifteen (15) day period immediately before or after such individual’s transaction in a Covered Security, a Fund purchased or sold the Covered Security, or the Fund or its investment adviser considered purchasing or selling the Covered Security.

F.	The reporting requirements of this Section V. do not apply to securities transactions effected for, and any Covered Securities held in, any account over which an Access Person does not have any direct or indirect influence or control.

G.	The Trust’s CCO shall notify each Access Person of the Trust who may be subject to the pre-clearance or reporting requirements pursuant to this Code that such person is subject to the pre-clearance or reporting requirements and shall deliver a copy of this Code to each such person.

H.	The Trust’s CCO shall review the initial holdings reports, annual holdings reports, and quarterly transaction reports received, and as appropriate compare the reports with the pre-clearance authorization received, and report to the Trust’s Board of Trustees and Trust CCO the following:

1.	Any transaction that appears to evidence a possible violation of this Code;

2.	Apparent violations of the reporting requirement of this Code; and

3.	Such other information as the Board of Trustees or the Trust CCO shall reasonably request.

I.	The Board shall consider reports made to it hereunder and shall determine whether the policies established in Sections IV and V of this Code of Ethics have been violated, and what sanctions, if any, should be imposed on the violator, including but not limited to a letter of censure, suspension or termination of the employment of the violator, or the unwinding of the transaction and the disgorgement of any profits to the Trust. The Board shall review the operation of this Code of Ethics at least once a year.

J.	The Trust’s investment advisers, sub-advisers and principal underwriter[2] shall adopt, maintain and enforce separate codes of ethics with respect to their personnel which comply with Rule 17j-1 under the 1940 Act, and Rule 204-1 of the Advisers Act or Section 15(f) of the 1934 Act, as applicable (and shall forward to the Trust’s CCO and the Trust’s counsel copies of such codes and all future amendments and modifications thereto). The Board of Trustees, including a majority of the Independent Trustees , shall approve this Code of Ethics, and the codes of ethics of each investment adviser, sub-adviser and principal underwriter of the Trust, and any material amendments to such codes. Such approval must be based on a determination that such codes contain provisions reasonably necessary to prevent Access Persons of the Trust from engaging in any conduct prohibited under such codes and under Rule 17j-1 under the 1940 Act. Furthermore, any material changes to an investment adviser’s, sub-adviser’s or principal underwriter’s code will be approved by the Board at the next scheduled quarterly board meeting and in no case more than six months after such change. Before approving any material amendments to the investment adviser’s, sub-adviser’s or principal underwriter’s code of ethics, the Board must receive a certification from the investment adviser, sub-adviser or principal underwriter that it has adopted procedures reasonably necessary to prevent Access Persons from violating its code of ethics and under Rule 17j-1 under the 1940 Act.

2 The provisions of Rule 17j-1 only apply to principal underwriters if (a) the principal underwriter is an affiliated person of the Trust or the Trust’s investment adviser; or (b) an officer, director or general partner of the principal underwriter serves as an officer, trustee or general partner of the Trust or of the Trust’s investment adviser.

K.	At each quarterly Board of Trustees meeting, the Trust’s CCO (on behalf of the Trust), investment adviser, the sub-adviser and principal underwriter of the Trust shall provide a written report to the Trust’s Board of Trustees stating:

1.	any reported securities transaction that occurred during the prior quarter that may have been inconsistent with the provisions of the codes of ethics adopted by the Trust, the Trust’s investment advisers, sub-advisers or principal underwriter; and

2.	all disciplinary actions[3] taken in response to such violations.

L.	No less frequently than annually, the CCO shall provide to the Board with respect to this Code of Ethics, and the Trust’s investment advisers, sub-advisers and principal underwriter shall provide to the Board, with respect to their Codes of Ethics, a written report that:

1.	Describes any issues arising under the Code of Ethics or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

2.	Certifies that the Trust, each investment adviser, sub-adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

M.	This Code, the codes of the investment advisers, sub-advisers and principal underwriter, a record of any violation of such codes and any action taken as a result of the violation, a copy of each report by an Access Person, any written report hereunder by the Trust’s CCO, investment adviser or principal underwriter, records of approvals relating to Initial Public Offerings and Limited Offerings, lists of all persons required to make reports and a list of all persons responsible for reviewing such reports shall be preserved with the Trust’s records for the period and in the manner required by Rule 17j-1.

3 Disciplinary action includes but is not limited to any action that has a material financial effect upon the employee, such as fining, suspending, or demoting the employee, imposing a substantial fine or requiring the disgorgement of profits.

N.	For purposes of this Code of Ethics, an “Advisory Person” is not subject to the securities transaction reporting requirements of this Code of Ethics if such person is subject to the securities transaction pre-clearance requirements and securities transaction reporting requirements of the Code of Ethics adopted by the Trust’s investment advisers, sub-advisers or principal underwriter, if any, in compliance with Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Investment Advisers Act of 1940, as amended, (the “Advisers Act”) or Section 15(f) of the Securities Exchange Act of 1934 (the “1934 Act”), as applicable.

O.	For purposes of this Code of Ethics, Non-Advisory Persons, other than an Independent Trustee, are not subject to the securities transaction reporting requirements of this Code of Ethics if such person is subject to the securities transaction reporting requirements of a Code of Ethics with substantially similar reporting requirements and such reports under such code are provided to the Trust’s CCO.

VI.	Certification.

Each Access Person will be required to certify annually that he or she has read and understood this Code of Ethics, and will abide by it. Each Access Person will further certify annually that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported under the Code of Ethics. A form of such certification is attached hereto as Exhibit C.

This Code of Ethics was initially approved by the Board on October 17, 2019

Exhibit A

Third Avenue Trust

Third Avenue Variable Series Trust

(each, a “Trust” and together the “Trusts”)

Holdings Report

For the Year/Period Ended _______________________

(month/day/year)

☐       Check Here if this is an Initial Holdings Report

As of the calendar year/period referred to above, I have a direct or indirect beneficial ownership interest in the Covered Securities listed below which are required to be reported pursuant to the Code of Ethics of the Trusts:

Title of Security	Ticker and/or CUSIP Number	Number of Shares	Principal Amount

The name of any broker, dealer or bank with whom I maintain an account in which my securities are held for my direct or indirect benefit are as follows:

For Initial Holdings Reports: This report contains information current as of a date no more than 45 days prior to the date of becoming an Access Person.

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:	Signature:

Print Name:

Exhibit B

THIRD AVENUE TRUST

THIRD AVENUE VARIABLE SERIES TRUST

(each, a “Trust” and together the “Trusts”)

Quarterly Transaction Report*

For the Calendar Quarter Ended _______________________

(month/day/year)

A.       Securities Transactions. During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics of the Trusts:

Title of Security	Ticker and/or CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

* Independent Trustees only have to complete this report for transactions in Covered Securities where they knew at the time of the transaction or, in the ordinary course of fulfilling their official duties as a trustee or officer, should have known at the time of the transaction that on the day of the transaction or during the fifteen (15) day period immediately before or after the date of the transaction, such security was purchased or sold, or such security was being considered for purchase or sale, by the Trust.

B.       New Brokerage Accounts. During the quarter referred to above, I established the following accounts in which securities were held during the quarter for my direct or indirect benefit:

Name of Broker, Dealer or Bank	Date Account Was Established

C.       Other Matters. This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:	Signature:

Print Name:

Exhibit C

Third Avenue Trust

Third Avenue Variable Series Trust

(each, a “Trust” and together the “Trusts”)

ANNUAL CERTIFICATE

Pursuant to the requirements of the Code of Ethics of the Trusts, the undersigned hereby certifies as follows:

1.	I have read the Code of Ethics.

2.	I understand the Code of Ethics and acknowledge that I am subject to it.

3.	Since the date of the last Annual Certificate (if any) given pursuant to the Code of Ethics, I have reported all personal securities transactions and provided any securities holding reports required to be reported under the requirements of the Code of Ethics.

Date:
Print Name

Signature

Exhibit D

Third Avenue Trust

Third Avenue Variable Series Trust

(each, a “Trust” and together the “Trusts”)

BOARD DESIGNATED REPORTING PERSONS

Name	Relationship	Reporting Level
Thomas Leonard	Financial Consultant to the Board	Mr. Leonard shall be subject to the Code in the same manner as an Independent Trustee.

Appendix E - Personal Trading Pre-Clearance Request Form

Third Avenue Trust and /Third Avenue Variable Series Trust (each, a “Trust” and together the “Trusts”) Personal Trading Pre-Clearance Request Form
Access/Reporting Person:
Security to be traded. Please provide name, ticker and/or CUSIP	Number of shares or face amount:
Transaction type: ☐ Purchase ☐ Other (specify below) ☐ Sale Estimated dollar value of trade:	Proposed transaction date:
What type of account? ☐ Access/Reporting Person Account. Please provide account name and number: ☐ Other (e.g. immediate family member account). Please provide account name and number:
Name of executing broker-dealer or financial institution:

To the best of my knowledge and belief, I am not in possession of any material, nonpublic information concerning the security listed above. I am unaware of any (i) pending trades by a series of the Trust in the same security listed above or (ii) any executed trade by a series of the Trust in the same security listed above during the three (3) days prior to this request.

__________________________________________________ Access/Reporting Person’s Signature	_____________ Date
Notification of Approval or Denial
Your request for pre-clearance in connection with a transaction in the above-listed security has been:
☐ Approved for the proposed transaction and shall remain in effect for a period of seven (7) trading days of the date of the Pre-Clearing Officer’s signature below. Notes:	☐ Denied
__________________________________________________ Pre-Clearing Officer’s Signature	_____________ Date